Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Investment Trust
333-03715, 811-07619

A special meeting of shareholders was held in the offices of Nuveen Investments on June 23, 2008, at this meeting shareholders of the Nuveen Balanced
Municipal and Stock Fund, the Nuveen Balanced
Stock and Bond Fund and the Nuveen Global Value
Fund were asked to vote on New Sub-Advisory
Agreements and new investment objectives for each fund.

The results of the vote were published in Form N-
CSR and are herein incorporated by reference to the SEC filing on September 8, 2008, accession number 0000950137-08-191960.

Proxy materials are herein incorporated by reference to the SEC filing on May 12, 2008, under Conformed Submission Type DEF 14A, accession numbers 0000950137-08-007271, 0000950137-08-
007272 and 0000950137-08-007273.